Exhibit 10.3

Form of Non-Qualified Stock Option Agreement (For Independent Directors) under the 2011 Plan.

FORM OF AGREEMENT

LIONBRIDGE TECHNOLOGIES, INC.

Non-Qualified Stock Option Agreement for Independent Directors

Lionbridge Technologies, Inc. a Delaware corporation (the “Company”), hereby grants as of [DATE OF GRANT], to [RECIPIENT NAME] (the “Non-Employee Director Optionee”) an option to purchase a maximum of [NUMBER OF OPTION SHARES GRANTED] shares (the “Option Shares”) of its Common Stock, $.01 par value per share (“Common Stock”), at the price of US$[CLOSING PRICE OF GRANT DATE] per share, the fair market value of the Company’s stock on the date of grant, on the following terms and conditions:

1. Grant Under 2011 Stock Incentive Plan. This option is granted pursuant to and is governed by the Company’s 2011 Stock Incentive Plan (the “Plan”) and, unless the context otherwise requires, terms used herein shall have the same meaning as in the Plan. Determinations made in connection with this option pursuant to the Plan shall be governed by the Plan as it exists on this date.

2. Grant as Non-Qualified Option; Other Options. This option shall be treated for United States income tax purposes as a Non-Qualified Option (rather than an incentive stock option). This option is in addition to any other options heretofore or hereafter granted to the Non-Employee Director Optionee by the Company or any Related Corporation (as defined in the Plan), but a duplicate original of this instrument shall not effect the grant of another option.

3. Vesting of Option if Business Relationship Continues. If the Non-Employee Director Optionee has continued to serve the Company or any Related Corporation in the capacity of director (such service is described herein as maintaining or being involved in a “Business Relationship” with the Company) on the following dates, this option will become exercisable (“vest”) as to 50% of the original number of Option Shares on the first anniversary of the Grant Date and as to an additional 50% of the original number of Option Shares on the second anniversary of the Grant Date.

Notwithstanding the foregoing, in accordance with and subject to the provisions of the Plan, the Committee may, in its discretion, accelerate the date that any installment of this Option becomes exercisable, and this Option shall become immediately exercisable and fully vested upon the consummation of a Reorganization Event as defined in the Plan. The foregoing rights are cumulative and (subject to Sections 4 or 5 hereof if the Business Relationship between the Non-Employee Director Optionee and the Company or any Related Corporation terminates) may be exercised up to and including the date that is five years from the date this option is granted.

4. Termination of Business Relationship. If the Non-Employee Director Optionee’s Business Relationship with the Company and all Related Corporations is terminated, other than by reason of death or disability as defined in Section 5, no further installments of this option shall become exercisable, and this option shall terminate (and may no longer be exercised) after the passage of sixty (60) days from the date the Business Relationship ceases, but in no event later than the scheduled expiration date. In such a case, the Non-Employee Director Optionee’s only rights hereunder shall be those which are properly exercised before the termination of this option.

5. Death; Disability. If the Non-Employee Director Optionee is a natural person who dies while involved in a Business Relationship with the Company, this option may be exercised, to the extent otherwise exercisable on the date of his or her death, by the Non-Employee Director Optionee’s estate, personal representative or beneficiary to whom this option has been assigned pursuant to Section 10, at any time within 180 days after the date of death, but not later than the scheduled expiration date. If the Non-Employee Director Optionee is a natural person whose Business Relationship with the Company is terminated by reason of his or her disability (as defined in the Plan), this option may be exercised, to the extent otherwise exercisable on the date the Business Relationship was terminated, at any time within 180 days after such termination, but not later than the scheduled expiration date. At the expiration of such 180-day period or the scheduled expiration date, whichever is the earlier, this option shall terminate and the only rights hereunder shall be those as to which the option was properly exercised before such termination.

6. Partial Exercise. This option may be exercised in part at any time and from time to time within the above limits, except that this option may not be exercised for a fraction of a share unless such exercise is with respect to the final installment of stock subject to this option and cash in lieu of a fractional share must be paid, in accordance with Paragraph 10 of the Plan, to permit the Non-Employee Director Optionee to exercise completely such final installment. Any fractional share with respect to which an installment of this option cannot be exercised because of the limitation contained in the preceding sentence shall remain subject to this option and shall be available for later purchase by the Non-Employee Director Optionee in accordance with the terms hereof.

7. Payment of Price.

(a) Form of Payment. The option price shall be paid in the following manner:

(i) in cash or by check;

(ii) subject to Section 7(b) below, by delivery of shares of the Company’s Common Stock having a Fair Market Value (as defined in the Plan) equal as of the date of exercise to the option price;

(iii) by delivery of an assignment satisfactory in form and substance to the Company of a sufficient amount of the proceeds from the sale of the shares underlying this option (the “Option Shares”) and an instruction to the broker or selling agent to pay that amount to the Company; or

(iv) by any combination of the foregoing.

(b) Limitations on Payment by Delivery of Common Stock. If the Non-Employee Director Optionee delivers Common Stock held by the Non-Employee Director Optionee (“Old Stock”) to the Company in full or partial payment of the option price, and the Old Stock so delivered is subject to restrictions or limitations imposed by agreement between the Non-Employee Director Optionee and the Company, an equivalent number of Option Shares shall be subject to all restrictions and limitations applicable to the Old Stock to the extent that the Non-Employee Director Optionee paid for the Option Shares by delivery of Old Stock, in addition to any restrictions or limitations imposed by this Agreement. Notwithstanding the foregoing, the Non-Employee Director Optionee may not pay any part of the exercise price hereof by transferring Common Stock to the Company unless such Common Stock has been owned by the Non-Employee Director Optionee free of any substantial risk of forfeiture for at least six months.

8. Method of Exercising Option. Subject to the terms and conditions of this Agreement, this option may be exercised by written notice to the Company, at the principal executive office of the Company, or to such transfer agent as the Company shall designate. Such notice shall state the election to exercise this option and the number of Option Shares for which it is being exercised and shall be signed by the person or persons so exercising this option. Such notice shall be accompanied by payment of the full purchase price of such shares, and the Company shall deliver a certificate or certificates representing such shares as soon as practicable after the notice shall be received. Such certificate or certificates shall be registered in the name of the person or persons so exercising this option (or, if this option shall be exercised by the Non-Employee Director Optionee and if the Non-Employee Director Optionee shall so request in the notice exercising this option, shall be registered in the name of the Non-Employee Director Optionee and another person jointly, with right of survivorship). In the event this option shall be exercised, pursuant to Section 5 hereof, by any person or persons other than the Non-Employee Director Optionee, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise this option. All shares that shall be purchased upon exercise of this option as provided therein shall be fully paid and non-assessable.

9. No Obligation to Exercise Option. The grant and acceptance of this option imposes no obligation on the Non-Employee Director Optionee to exercise it.

10. No Obligation to Continue Business Relationship. Neither the Plan, this Agreement, nor the grant of this option imposes any obligation on the Company or any Related Corporation to continue to maintain a Business Relationship with the Non-Employee Director Optionee.

11. No Rights as Stockholder until Exercise. The Non-Employee Director Optionee shall have no rights as a stockholder with respect to the Option Shares until such time as the Non-Employee Director Optionee has exercised this option by delivering a notice of exercise and has paid in full the purchase price for the number of shares for which this option is to be so exercised in accordance with Section 8. Except as is expressly provided in the Plan with respect to certain changes in the capitalization of the Company, no adjustment shall be made for dividends or similar rights for which the record date is prior to such date of exercise.

12. Capital Changes and Business Successions. It is the purpose of this option to encourage the Non-Employee Director Optionee to work for the best interests of the Company or any Related Corporation and its stockholders. Since, for example, that might require the issuance of a stock dividend or a merger with another corporation, the purpose of this option would not be served if such a stock dividend, merger or similar occurrence would cause the Non-Employee Director Optionee’s rights hereunder to be diluted or terminated and thus be contrary to the Non-Employee Director Optionee’s interest. The Plan contains extensive provisions designed to preserve options at full value in a number of contingencies. Therefore, provisions in the Plan for adjustment with respect to stock subject to options and the related provisions with respect to successors to the business of the Company are hereby made applicable hereunder and are incorporated herein by reference.

13. Withholding Taxes. If the Company or any Related Corporation in its discretion determines that it is obligated to withhold any tax in connection with the exercise of this option, or in connection with the transfer of, or the lapse of restrictions on, any Common Stock or other property acquired pursuant to this option, the Non-Employee Director Optionee hereby agrees that the Company or any Related Corporation may withhold from the Non-Employee Director Optionee’s wages or other remuneration the appropriate amount of tax. At the discretion of the Company or Related Corporation, the amount required to be withheld may be withheld in cash from such wages or other remuneration or in kind from the Common Stock or other property otherwise deliverable to the Non-Employee Director Optionee on exercise of this option. The Non-Employee Director Optionee further agrees that, if the Company or Related Corporation does not withhold an amount from the Non-Employee Director Optionee’s wages or other remuneration sufficient to satisfy the withholding obligation of the Company or Related Corporation, the Non-Employee Director Optionee will make reimbursement on demand, in cash, for the amount underwithheld.

14. Provision of Documentation to Optionee. By signing this Agreement the Non-Employee Director Optionee acknowledges receipt of a copy of this Agreement and a copy of the Plan.

15. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and interpreted in accordance with the internal laws of the Commonwealth of Massachusetts.

(b) Notices. All notices hereunder shall be in writing and shall be deemed given when sent by certified or registered mail, postage prepaid, return receipt requested, to the address set forth below. The addresses for such notices may be changed from time to time by written notice given in the manner provided for herein.

(c) Entire Agreement; Modification. This Agreement constitutes the entire agreement between the parties relative to the subject matter hereof, and supersedes all proposals, written or oral, and all other communications between the parties relating to the subject matter of this Agreement. This Agreement may be modified, amended or rescinded only by a written agreement executed by both parties.

(d) Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision.

(e) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the limitations set forth in Section 10 hereof.

(f) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company and the Non-Employee Director Optionee have caused this instrument to be executed as of the date first above written.

OPTIONEE	LIONBRIDGE TECHNOLOGIES, INC.

By:
[RECIPIENT NAME]	Title:

LIONBRIDGE TECHNOLOGIES, INC.

Option Award Vesting Schedule

Name:	[RECIPIENT NAME]

Number of Option Shares:	[NUMBER OF OPTION SHARES]

Date of Grant:	[DATE OF GRANT]

Price:	[CLOSING PRICE ON DATE OF GRANT]

Vesting Schedule:	If the Non-Employee Director Optionee has continued to serve the Company or any Related Corporation in the capacity of director (such service is described herein as maintaining or being involved in a “Business Relationship” with the Company) on the following dates, this option will become exercisable (“vest”) as to 50% of the original number of Option Shares on the first anniversary of the Grant Date and as to an additional 50% of the original number of Option Shares on the second anniversary of the Grant Date.

	Date	Option Shares
Vest Period 1:
Vest Period 2: